Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-277041 and 333-270232) on Form S-3 and registration statements (Nos. 333-280246, 333-259779, 333-234026, 333-223556, and 333-208354) on Form S-8 of our reports dated June 15, 2026, with respect to the consolidated financial statements of Vistagen Therapeutics, Inc.

/s/ KPMG LLP

San Francisco, California
June 15, 2026